Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. REPORTS

FOURTH QUARTER AND YEAR END 2004 FINANCIAL RESULTS

TAMPA, FL— Monday, March 21, 2005 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) reported results for the fourth quarter and fiscal year ended December 31, 2004. Revenues for the 2004 fourth quarter increased 1.4% to $22.2 million compared to $21.9 million for the quarter ended December 31, 2003. Net loss for the 2004 fourth quarter increased to $5.2 million compared to a net loss of $0.4 million for the 2003 fourth quarter, including a non-cash charge to operations of $5.1 million (net of tax) or $0.82 per share from impairment of its goodwill from previous acquisitions. Excluding the non-recurring impairment charge, the Company had a non-GAAP net loss of $96,000 for the fourth quarter ended December 31, 2004 (see “Use of Non-GAAP Financial Measures” below). Net loss per share for the 2004 fourth quarter increased to $0.83 per basic and diluted share compared to a net loss per share of $0.07 per basic and diluted share for the 2003 fourth quarter. Excluding the charge, the Company’s non-GAAP net loss per basic and diluted share was $0.01 per share in the 2004 fourth quarter.

Revenues for the fiscal year ended December 31, 2004 were $91.3 million, compared to revenues of $86.5 million for the 2003 fiscal year. The Company had a net loss of $5.0 million for the year ended December 31, 2004, compared to a net loss of $0.5 million for 2003. The Company had per share net loss for fiscal 2004 of $0.80 per basic and diluted share, compared to a per share net loss of $0.08 per basic and diluted share for 2003. Excluding the impairment charge, the Company had non-GAAP net earnings of $102,000 ($0.02 non-GAAP net earnings per basic and diluted share) for the year ended December 31, 2004. The results of operations included 53 weeks for the fiscal year ended December 31, 2004 and 52 weeks for the fiscal year ended December 31, 2003.

Impairment Charge

The Company tests its goodwill for impairment in accordance with Financial Accounting Standards Board Statement 142 (“Goodwill and Other Intangible Assets”) in preparing its financial statements. On March 18, 2005, in connection with the preparation of its annual financial statements, the Company’s management concluded that the Company record a non-cash impairment charge of $5.1 million (net of tax) related to the carrying value of all of its goodwill from previous acquisitions for its fourth quarter and year ended December 31, 2004. The Company made this determination as a result of an analysis of the Company’s market value, historical and projected cash flows, and comparative market data by an independent valuation firm. The charge will not result in future cash expenditures or affect the Company’s compliance with its financial covenants with its lenders.

Use of Non-GAAP Financial Measure

Non-GAAP net earnings or loss excludes the impairment charge and is not a measure of financial performance under GAAP and should not be considered a substitute for or superior to GAAP net earnings. SRI’s management believes this measure presents the Company’s results on a more comparable operational basis by excluding the impairment charge as a significant and non-recurring item.

About SRI/Surgical Express, Inc.

SRI/Surgical Express, Inc. (http://www.surgicalexpress.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI/Surgical Express helps healthcare providers balance their need for quality, safety, efficiency and cost-effectiveness with a unique combination of high-quality reusable and disposable surgical products, outsourced instrument processing services and the industry’s most comprehensive case cart management system. The company operates from ten processing facilities, one disposable pack assembly facility and four service centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Christopher Carlton
SRI/Surgical Express, Inc.
(813) 891-9550

SRI/SURGICAL EXPRESS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Revenues	$22,246	$21,942	$91,310	$86,474
Cost of revenues	16,602	16,518	68,412	64,712

Gross profit	5,644	5,424	22,898	21,762

Distribution expenses	1,511	1,494	6,135	5,946
Selling and administrative expenses	3,849	3,945	15,436	15,086
Impairment of goodwill	5,244	—	5,244	—

Income (loss) from operations	(4,960)	(15)	(3,917)	730

Interest expense, net	298	217	1,015	1,090

Loss before income taxes	(5,258)	(232)	(4,932)	(360)
Income tax expense (benefit)	(62)	186	66	139

Net loss	$(5,196)	$(418)	$(4,998)	$(499)

Basic loss per common share	$(0.83)	$(0.07)	$(0.80)	$(0.08)

Weighted average common shares outstanding, basic	6,263	6,263	6,263	6,265

Diluted loss per common share	$(0.83)	$(0.07)	$(0.80)	$(0.08)

Weighted average common shares outstanding, diluted	6,263	6,263	6,263	6,265

SRI/SURGICAL EXPRESS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31, 2004	As of December 31, 2003
Cash and cash equivalents	$413	$627
Accounts receivable, net	11,424	10,416
Inventories, net	7,573	6,030
Prepaid expenses and other assets	1,617	2,676
Reusable surgical products, net	23,506	22,035
Property, plant and equipment, net	36,153	38,539
Goodwill, net	—	5,244

Total assets	$80,686	$85,567

Notes payable to bank	$4,981	$7,009
Accounts payable	8,479	6,921
Accrued expenses	3,410	2,726
Obligations under capital lease	4,987	4,515
Bonds payable	9,040	9,700
Deferred tax liability, net	2,475	2,384

Total liabilities	33,372	33,255

Shareholders’ equity	47,314	52,312

Total liabilities and shareholders’ equity	$80,686	$85,567